Exhibit 99.1

1847 Reports 59.6% Increase in Revenue to $48.9 Million for Fiscal 2022

Raises guidance for 2023 and now projects revenue in excess of $90 million

NEW YORK, NY / ACCESSWIRE / March 31, 2023 / 1847 Holdings LLC (“1847” or the “Company”) (NYSE American: EFSH), a unique holding company that combines the attractive attributes of owning private, lower-middle market businesses with the liquidity and transparency of a publicly traded company, today provided a business update and reported financial results for the year ended December 31, 2022.

Fiscal 2022 Highlights and Subsequent Events

●	Total revenue was $48.9M in 2022 compared to $30.7M in 2021, a 59.6% increase year-over-year

●	Gross profit was $15.7M in 2022 compared to $10.6M in 2021, a 48.7% increase year-over-year

●	Declared a dividend in the form of warrants to purchase the Company’s common shares at $4.20 per common share

●	Leveraged construction and cabinetry segments and expanded presence in target markets

●	Began trading on the NYSE American on August 3, 2022

●	Closed acquisition of ICU Eyewear Holdings, Inc., a leading eyewear designer with revenue in excess of $19.0 million and $1.7 million of adjusted EBITDA in 2021

Mr. Ellery W. Roberts, CEO of 1847 Holdings, commented, “We made significant progress this past year as evidenced by a 59.6% increase in revenue for 2022. Based on our current trajectory, we now expect to generate revenue in excess of $90 million for 2023. In addition, we have a robust acquisition pipeline, targeting accretive and cash-flow positive companies that we believe we can acquire at attractive multiples, with minimum dilution to shareholders. As an example, we recently acquired ICU Eyewear, a highly profitable business, for under three times EBITDA.”

“The growth of our portfolio companies has been more rapid than we anticipated. In response, we committed additional resources to support their working capital needs. Although these investments temporarily suppressed our earnings, prompting us to defer dividends, we made the right long-term decision, as evidenced by our strong financial performance heading into the new year. Overall, we have built a highly scalable business model that we believe will enable us to internally fund growth, while generating substantial and sustainable returns for our shareholders,” concluded Mr. Roberts.

2022 Financial Highlights

Total revenues were $48,929,124 for the year ended December 31, 2022, as compared to $30,660,984 for the year ended December 31, 2021.

●	Revenues from the retail and appliances segment decreased by $2,069,934, or 16.2%, to $10,671,129 for the year ended December 31, 2022 from $12,741,063 for the year ended December 31, 2021. The decrease was primarily due to ongoing supply chain delays and cost increases with appliance manufacturers, increased time it takes to receive products, and decreased customer demand.

●	Revenues from the construction segment increased by $19,565,017, or 160.3%, to $31,768,907 for the year ended December 31, 2022 from $12,203,890 for the year ended December 31, 2021. Such increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, revenues from the construction segment increased by $514,545, or 9.5%. The increase was primarily due to increases in the average customer contract in the construction segment.

●	Revenues from the automotive supplies segment increased by $773,057, or 13.5%, to $6,489,088 for the year ended December 31, 2022 from $5,716,031 for the year ended December 31, 2021. The increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Total cost of sales was $33,227,730 for the year ended December 31, 2022, as compared to $20,100,906 for the year ended December 31, 2021.

●	Cost of sales for the retail and appliances segment decreased by $1,579,436, or 16.1%, to $8,203,401 for the year ended December 31, 2022 from $9,782,837 for the year ended December 31, 2021. The decrease is primarily due to the decrease in revenues from the retail and appliance segment.

●	Cost of sales for the construction segment increased by $14,270,276, or 212.7%, to $20,980,103 for the year ended December 31, 2022 from $6,709,827 for the year ended December 31, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

●	Cost of sales for the automotive supplies segment increased by $435,984, or 12.1%, to $4,044,226 for the year ended December 31, 2022 from $3,608,242 for the year ended December 31, 2021. The increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Total general and administrative expenses were $9,872,689 for the year ended December 31, 2022, as compared to $6,951,498 for the year ended December 31, 2021.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: EFSH@crescendo-ir.com

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